Exhibit 10.2

STOCK REPURCHASE AGREEMENT SIDE LETTER FORM

October __, 2026

[NAME]

Re:	Stock Repurchase Agreement

Dear ___________:

Reference is hereby made to that certain Stock Repurchase Agreement (the “Stock Repurchase Agreement”), dated August 21, 2026, by and between __________ (“Seller” or “you”) and XpresTest, Inc. (the “Company”). Capitalized terms used but not otherwise defined in this letter (this “Side Letter”) shall have the meanings given to them in the Stock Repurchase Agreement.

In order to effectuate the parties’ mutual desire to consummate the transactions contemplated by the Stock Repurchase Agreement effective as of the date hereof, the Company and Seller hereby acknowledge, confirm and agree for all purposes under the Stock Repurchase Agreement as follows:

1.	Notwithstanding anything to the contrary set forth in the Stock Repurchase Agreement, the consummation of the purchase and sale of the Awarded Shares pursuant to the Stock Repurchase Agreement shall take place concurrently herewith, and, accordingly, the Repurchase Time under the Stock Repurchase Agreement shall for all purposes be deemed to be the time such purchase and sale is actually consummated on the date hereof in accordance with this Side Letter. At the Repurchase Time, any Awarded Shares, if not previously vested, shall become fully vested in accordance with Section 10.1 of the Company’s 2020 Equity Incentive Plan. For the avoidance of doubt, from and after the Repurchase Time on the date hereof, Seller shall have no remaining claim or right to ownership in the Company or Purchaser, or any other claim of any kind against the Company, Purchaser, or any of their respective owners, directors, officers, shareholders, employees or agents, in each case, to the extent relating or arising out of Seller’s ownership of the Common Stock being repurchased pursuant to the Stock Repurchase Agreement.

2.	In order to give effect to the transactions contemplated by the Stock Repurchase Agreement, the Company is hereby expressly authorized to add the Repurchase Time to Seller’s Stock Assignment, in the form attached as Exhibit A of the Stock Repurchase Agreement, and to release Seller’s signature thereon from escrow. The Purchase Price will be paid in immediately available funds via check or wire transfer to the address or account specified by you within five (5) business days following the date hereof.

3.	This Side Letter and the Stock Repurchase Agreement contain all of the understandings and representations between you and the Company pertaining to the subject matter hereof and thereof, and supersede all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

4.	Except as expressly set forth in this Side Letter, the Stock Repurchase Agreement shall continue in full force and effect in accordance with its terms, and Seller expressly reaffirms, as of the date hereof, all of the representations in Section 3 of the Stock Repurchase Agreement. This Side Letter may be executed in counterparts, each of which shall be deemed an original, and both of which, taken together, shall constitute a single agreement.

[SIGNATURE PAGE FOLLOWS]

If the foregoing correctly sets forth the understanding and agreement between us, please so indicate by signing in the space provided below.

Sincerely,

XpresTest, Inc.

By:
Name:
Title:

AGREED AND ACCEPTED,
effective as of the date hereof:

SELLER:

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